Exhibit 99.1

Gaming Partners International Corporation Reports Financial Results for the Third Quarter and First Nine Months of 2016

and Announces Change in Earnings Release Policy

Las Vegas, NV (PR Newswire) (November 10, 2016) — Gaming Partners International Corporation (NASDAQ: GPIC) (Company or GPIC), a leading worldwide provider of casino currency and table gaming equipment, announced financial results for the third quarter and nine months ended September 30, 2016.

During the third quarter of 2016, the Company had revenues of $22.6 million, compared to revenues of $19.8 million in the third quarter of 2015. During the third quarter ended September 30, 2016, the Company posted net income of $2.4 million, or $0.30 per diluted share, compared to net income of $1.7 million, or $0.21 per diluted share, in the same period in 2015.

During the first nine months of 2016, the Company had revenues of $59.0 million, compared to revenues of $54.7 million in the same period of 2015. During the first nine months of 2016, the Company posted net income of $4.4 million, or $0.55 per diluted share, compared to net income of $3.5 million, or $0.43 per diluted share, for the comparable period of 2015.

The increase in our net income for the three and nine months ended September 30, 2016 is primarily due to an increase in casino currency sales and a decrease in our general and administrative expenses.

The Company announced that it intends to discontinue providing a press release on annual or quarterly basis in connection with the filing of its Form 10-K or Forms 10-Q after the issuance of this earnings release. The Company’s Forms 10-K and Forms 10-Q will continue to be available on the SEC website at www.sec.gov and the Company website at www.gpigaming.com.

About Gaming Partners International Corporation

GPIC manufactures and supplies casino table game equipment to licensed casinos worldwide. Under the brand names of Paulson®, Bourgogne et Grasset®, Gemaco®, Dolphin® and Bud Jones®, GPIC provides casino currency such as chips, plaques and jetons; playing cards; table layouts; gaming furniture and table accessories; dice; and roulette wheels. GPIC pioneered the use of security features such as radio frequency identification device (RFID) technology in casino currency and provides RFID solutions including RFID readers, software and displays. Headquartered in Las Vegas, Nevada, GPIC also has manufacturing facilities, warehouses and/or sales offices in Beaune, France; San Luis Rio Colorado, Mexico; Blue Springs, Missouri; Atlantic City, New Jersey; Gulfport, Mississippi; and Macau S.A.R., China. For additional information, please visit http://www.gpigaming.com.

Safe Harbor Statement

This release contains “forward-looking statements” based on current expectations that are inherently subject to known and unknown risks and uncertainties, such as statements relating to anticipated future sales or the timing thereof; fulfillment of product orders; new products; future share repurchases; the long-term growth and prospects of our business or any jurisdiction in which we operate; and the long term potential of the RFID casino currency solutions market and our ability to capitalize on any such growth opportunities. Actual results or achievements may be materially different from those expressed or implied. Our plans and objectives are based on assumptions involving judgments with respect to future economic, competitive and market conditions, the timing of and ability to consummate acquisitions, and future business decisions and other risks and uncertainties identified in Part I-Item 1A, "Risk Factors" of our Annual Report on Form 10-K for the period ended December 31, 2015, all of which are difficult or impossible to predict accurately and many of which are beyond our control and are subject to change. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.

For more information please contact:

Gregory Gronau, Chief Executive Officer and President

+1.702.384.2425

GAMING PARTNERS INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands, except share amounts and par value)

	September 30,	December 31,
	2016	2015

ASSETS
Current Assets:
Cash and cash equivalents	$10,505	$17,788
Marketable securities	-	3,503
Accounts receivable, net	12,859	10,677
Inventories	15,781	10,199
Prepaid expenses	724	947
Deferred income tax assets	1,798	1,640
Other current assets	2,160	1,576
Total current assets	43,827	46,330
Property and equipment, net	23,283	14,102
Goodwill	10,292	10,292
Intangible assets, net	2,300	2,505
Deferred income tax assets	602	710
Inventories, non-current	609	670
Other assets, non-current	2,663	2,635
Total assets	$83,576	$77,244

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$4,582	$4,498
Accrued liabilities	5,538	6,456
Customer deposits and deferred revenue	3,815	2,080
Current portion of long-term debt	1,359	1,343
Income taxes payable	1,501	824
Total current liabilities	16,795	15,201
Long-term debt	6,991	8,002
Deferred income tax liabilities	119	170
Other liabilities, non-current	1,076	83
Total liabilities	24,981	23,456
Commitments and contingencies - see Note 9
Stockholders' Equity:
Preferred stock, authorized 10,000,000 shares, $0.01 par value,
none issued and outstanding	-	-
Common stock, authorized 30,000,000 shares, $0.01 par value,
8,219,577 shares issued and 7,928,594 shares outstanding	82	82
Additional paid-in capital	20,016	20,033
Treasury stock at cost: 290,983 shares	(2,263)	(2,263)
Retained earnings	42,258	37,812
Accumulated other comprehensive loss	(1,498)	(1,876)
Total stockholders' equity	58,595	53,788
Total liabilities and stockholders' equity	$83,576	$77,244

GAMING PARTNERS INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Revenues	$22,559	$19,844	$58,996	$54,749
Cost of revenues	15,036	13,391	40,187	37,338
Gross profit	7,523	6,453	18,809	17,411

Marketing and sales	1,613	1,616	4,711	4,800
General and administrative	2,129	2,565	6,821	7,448
Research and development	297	250	955	900
Operating income	3,484	2,022	6,322	4,263
Other income (expense), net	43	127	(32)	59
Income before income taxes	3,527	2,149	6,290	4,322
Income tax provision	1,080	474	1,844	832
Net income	$2,447	$1,675	$4,446	$3,490

Earnings per share:
Basic	$0.31	$0.21	$0.56	$0.44
Diluted	$0.30	$0.21	$0.55	$0.43
Weighted-average shares of common stock outstanding:
Basic	7,929	7,929	7,929	7,924
Diluted	8,057	8,049	8,039	8,038